Exhibit 99.7
Consent to be Named as a Director Nominee
In connection with the filing by Bowhead Specialty Holdings Inc. of the Registration Statement on Form S-1 (the “Registration Statement”), and in all subsequent amendments and post-effective amendments or supplements thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Bowhead Specialty Holdings Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: April 12, 2024

/s/ Jack Stein
Jack Stein